EXHIBIT 99.6

CONSENT TO BE NAMED DIRECTOR NOMINEE

I hereby consent to be named as a nominee to the board of directors in the Registration Statement on Form S-1 of National Security Solutions Inc. and in any and all amendments and supplements thereto (collectively, the “Registration Statement”), and to the filing of this Consent as an exhibit to the Registration Statement.

/s/ Lowell Weicker
Lowell Weicker

February 19, 2008